Securities and Exchange Commission
                                                 Washington D.C. 20549

                                                        Form 8-K
                                                     Current Report
                                     Pursuant to section 13 or 15 (d) of
                                     The Securities Exchange Act of 1934

Date of Report ( Date of earliest event report) April 13, 1999

                                                Ovvio Better Life, Inc.

                      (Exact name of registrant as specified in its charter)

                                                Imatel Holdings, Inc.

                                                    (Former name)

                                                     Washington

                               (State or other jurisdiction of incorporation)

      0-22934                                                   91-1268870
(Commission file number)                    (IRS Employer Identification no.)

83-888 Ave. 51 (Box 1130) Thermal, CA                             92274
(Address of principal executive offices)                       (Zip code)

Registrant's telephone  number,  including area code:    (760) 398-9700

Item 1.    Reverse Stock Split
The company effected a reverse stock split of one share for every four owned on March 20, 1999 and effective April 7th 1999.

Item 2.   Name change and new business
Imatel Holdings, Inc. changed its name to Ovvio Better Life, Inc.
The company is entering the home furnishings and houseware business. Ovvio Better Life, Inc. is currently negotiating a lease on a 125,000 square foot retail store in Italy. Ovvio Better Life, Inc. is finalizing an agreement with the Semeraro Group to secure a franchise to market its products in Europe and in the US.


Item 3.   Appointment of additional directors
The company has appointed three additional directors:
Giovanni Semeraro
Mr. Semeraro is 50. His business expertise includes thirty years experience in the furniture industry. Mr. Semeraro was in the manufacturing business for ten years and has twenty years experience in retail sales, distribution and exporting. He founded Ovvio S.p.A. in 1992. Mr. Semeraro holds senior management positions as President and Managing Director of several Semeraro Companies. On March 25th 1999, Mr. Semeraro was elected to the Board of Directors of Ovvio Better Life, Inc.

Luigi Zavaglio
Mr. Zavaglio is 33. His business experience has been banking (1985-1991) and the finance field for various furniture companies (1991-1999). He was named Managing Director of Ovvio S.p.A. in 1992, and is currently in that position. Mr. Zavaglio has served as President of Semeraro Mobili and Ekko companies from 1996 to present. Mr. Zavaglio has been a member of the International Association of Financial Executives Institutes (IAFEI) and National Association of Administration and Financial Managers (ANDAF), since 1996.
Mr. Zavaglio was elected a Director of Ovvio Better Life, Inc. on March 25th, 1999.

Lorenza Semeraro
Ms. Semeraro is 25. She received an accounting degree in 1993 from Einaudi Institute. Her education includes studies at the University of Brighton Politechnic (England) and two years at Claremont (Pitzer) College, Los Angeles, CA and San Diego International University, CA (USA). Ms. Semeraro majored in english and marketing. Her business experience includes two years (1994-95) as purchasing manager in Hong Kong for Gruppo Semeraro Holdings. She has served as a member of the board of directors for Semeraro Holdings since 1996. In 1997, she assumed public relations responsibility for Gulliver (London, England) and in addition has duties as product manager for the Ovvio houseware and textile business areas of Gruppo Semeraro Holdings (1997 to the present). On March 25th, 1999, Ms. Semeraro was elected a director of Ovvio Better Life, Inc.

Item 4.   Coversion of Preferred Shares
The company converted all of the outstanding Series A Preferred Stock, which entitled the holders to elect two thirds of the directors of the Corporation, in consideration for 1,500,000 shares of Common Stock.

Item 5. Employees Stock Option Plan for 16,000,000 shares of common stock The price range of Ovvio Better Life, Inc.'s common stock over the last three months, after giving effect to a one for four reverse split, has been $.36 to $1.87. The ESOP gives the holders the right to purchase 2,000,000 shares @ $4.00; 7,000,000 shares @ $5.00; and 7,000,000 shares @ $6.00. The option to purchase 2,000,000 shares @ $4.00 are owned as follows: 950,000 shares by Dempsey K. Mork; 950,000 shares by Riccardo Mortara; and 100,000 shares by Randall A. Baker. The option to purchase 7,000,000 shares @ $5.00 are owned as follows: 1,700,000 shares by Giovanni Semeraro; 1,700,000 shares by Lorenza Semeraro; 200,000 shares by Luigi Zavaglio; 1,700,000 shares by Dempsey K. Mork; and 1,700,000 shares by Riccardo Mortara. The option to purchase 7,000,000 @ $6.00 are owned as follows: 1,700,000 shares by Giovanni Semeraro; 1,700,000 shares by Lorenza Semeraro; 200,000 shares by Luigi Zavaglio; 1,700,000 shares by Dempsey K. Mork; and 1,700,000 shares by Riccardo Mortara.

Item 6. Ovvio Better Life, Inc. has entered into an agreement with Lighthouse Ltd. to place shares of Ovvio Better Life, Inc. at $2.85 per share
for up to 7,000,000 shares.   Riccardo Mortara and Dempsey K. Mork, directors
of Ovvio Better Life, Inc. have a financial interest in Lighthouse Ltd. Lighthouse Ltd. will earn the difference between the $2.85 paid to Ovvio Better Life, Inc. and the price paid by Lighthouse Ltd.'s customer. The shares issued under this agreement will be restricted.






        Signatures


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 13, 1999
                                                     Ovvio Better Life, Inc.

                                                     By:/s/ Dempsey K. Mork
                                                     Dempsey K. Mork
                                                     Chief Financial Officer